Exhibit 10.2
March 29, 2010
Joseph A. Jeffries
Dear Joe:
The Company has awarded you a special cash retention award subject to the terms of this Award letter. Subject to the requirements and limitations set forth in this Award letter, on September 30, 2010, you will receive a lump sum cash payment of $75,000, less applicable tax and withholdings (the “Award”). For purposes of this Award letter, “Company” means A.C. Moore Arts & Crafts, Inc. or A.C. Moore Incorporated, as appropriate.
1. Right to Receive Award. Your right to receive the Award is contingent on (i) your agreeing to the terms of this Award by signing where indicated below, (ii) your remaining continuously employed on a full-time active basis with the Company through September 30, 2010, and (iii) your continuing to achieve a performance rating of “meets expectations” or higher. If you satisfy these requirements, the Award will be paid to you in a single lump sum cash payment on September 30, 2010.
2. Forfeiture. If prior to September 30, 2010, (i) your employment with the Company terminates for any reason other than your death or permanent disability, or (ii) your employment status with the Company changes to part-time, then the Award will be forfeited in full as of the date of your termination or change in status, as the case may be. In such instance, you will not be entitled to receive a pro rata portion of the Award.
If your employment with the Company terminates before September 30, 2010 because you die or become permanently disabled, then the Award will vest as of the date of your death or termination for permanent disability (assuming you otherwise meet the requirements under this Award letter). The Board of Directors or the Compensation Committee of the Board will determine whether a permanent disability exists for purposes of the foregoing, and such determination will be conclusive and binding.
3. Change of Control. If you remain continuously employed on a full-time active basis with the Company through and including the date on which a Change of Control of the Company occurs, then notwithstanding any provision herein to the contrary, the Award shall automatically vest and be payable to you upon the effective date of the Change of Control. For this purpose, “Change of Control” has the meaning set forth in the Company’s 2007 Stock Incentive Plan.
4. Interpretation. The interpretation and construction of any provision or term of this Award letter by the Committee will be final and conclusive. The terms of this Award letter and all actions taken hereunder will be governed by the laws of the State of New Jersey, without regard to the conflict of law provisions of any jurisdiction.

March 29, 2010
5. Entire agreement. This Award agreement is the entire agreement between you and the Company concerning the Award granted hereunder. In the case of a conflict between the Amended and Restated Employment Letter, dated August 10, 2009, between you and the Company and this Award agreement relating to the terms of this Award, the terms of this Award agreement will control.
6. Employment status. Nothing in this Award agreement confers any right to continued employment with the Company, or affects the Company’s right to terminate your employment at any time, with or without notice, and with or without cause.
[Signature page follows on next page.]

March 29, 2010
IN WITNESS WHEREOF, the parties have caused this Award agreement to be duly executed and delivered as of the date first written above.

Sincerely, A.C. MOORE ARTS & CRAFTS, INC.
By:	/s/ Amy Rhoades
	Name:	Amy Rhoades
	Title:	Senior Vice President and General Counsel

ACCEPTED:

/s/ Joseph A. Jeffries
Joseph A. Jeffries